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                                Deed of indemnity
Date: 15 February 2001
Parties:
1 'The Covenantors': the persons whose names and addresses are set out in the
   Schedule.
2 'The Company' : Litech Limited (registered no 03529690) whose registered office is at 60 Goswell Road London EC1.

Recital:
This deed is entered into pursuant to an agreement made between the Covenantors
(1), Lightseek Limited ('the Purchaser') (2) VerticalBuyer Inc.
("VerticalBuyer") and relating to the sale of all the share capital of the Company ('the Agreement'). Operative provisions

1   Definitions

    In this deed the meanings of 'THE LAST ACCOUNTS', 'COMPLETION', 'THE LAST ACCOUNTS DATE' and 'TAXATION' shall be the same as in the Agreement.

2   Indemnity

2.1 Subject as provided below, each of the Covenantors severally covenant with the Company to indemnify the Company against:

    2.1.1 any liability for Taxation which arises wholly or partly in respect of, or in consequence of, any acts, omissions or transactions occurring or entered into on, or before, the date of this deed or which results from, or is calculated by reference to, any income, profits or gains earned, received or accrued, or deemed to have been earned, received or accrued, on or before that date;

    2.1.2 any resultant costs; and

    2.1.3 any Taxation payable by the Company on or in respect of any payment made under this deed.

3   Exclusions

3.1 The indemnity in clause 2.1 shall not apply to any liability:

    3.1.1 to the extent that either an appropriate provision or reserve in respect of the liability was made in the Last Accounts or the liability was specifically referred to and quantified in the notes to those Accounts;

    3.1.2 for which the Company is, or may become, liable wholly, or primarily, as a result of transactions in the normal course of its business after the Last Accounts Date;

    3.1.3 to the extent that the liability arises as a result only of the appropriate provision or reserve in the Last Accounts being insufficient by reason of any increase in rates of Taxation made after the date of the Agreement;

3.2 The liability of each of the Covenantors hereunder shall be limited to the amount of the Purchase Consideration actually received by each of the Vendors pursuant to the provisions of the Share Sale Agreement of even date. In the absence of fraud, the liability of each of the Covenantors shall expire on the sixth anniversary of the date hereof.
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4   Conduct of claims

4.1 The Company shall notify the Covenantors in writing of any information which comes to its notice, whereby it appears that the Covenantors are, or may become, liable under this deed.

4.2 Subject to clause 4.3, the Company shall, at the expense of the Covenantors, take or procure the Company to take such action, to contest any claim which could give rise to a liability under this deed, as the Covenantors, or a majority of them, may reasonably require.

4.3 The Covenantors shall, at the request of the Company, provide, to the reasonable satisfaction of the Company, security or indemnities, or both, in respect of all the costs and expenses of any action taken pursuant to clause
    4.2 but subject always to clause 3.2.

5   General

5.1 This deed shall be binding on the Covenantors and their respective personal representatives.

5.2 The provisions of the Agreement relating to communications shall apply to any communication to be given under, or in connection with, this deed.

                                    SCHEDULE

T.N.D.  Rosen

L. J. Kent

R. Gordon

IN WITNESS WHEREOF this Agreement has been duly executed by the parties as a deed the day and year first before written.

SIGNED and DELIVERED as a Deed by       /s/ TIMOTHY ROSEN
TIMOTHY ROSEN in the presence of:       /s/ JUNE PADDOCK

SIGNED and DELIVERED as a Deed by       /s/ LESLIE KENT
LESLIE KENT in the presence of:         /s/ JUNE PADDOCK

SIGNED and DELIVERED as a Deed by       /s/ ROBERT GORDON
ROBERT GORDON in the presence of:       /s/ JUNE PADDOCK

EXECUTED as a Deed by
LITECH LIMITED acting by:

                               Director            /s/ TIMOTHY ROSEN
                               Director/Secretary  /s/ LESLIE KENT

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